ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20080283264-45
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/24/2008 10:39 AM
	Entity Number E0716432007-7

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

NORTHEAST AUTOMOTIVE HOLDINGS, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

i) authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 10,000,000 shares of Series A Convertible Super Preferred Stock of the Corporation, as follows:
Designate a Series A Convertible Super Preferred class of stock whereby each share of Series A Super Preferred would: (i) carry voting rights 30 times the number of Common Stock votes, (ii) carry no dividends, (iii) carry liquidation preference eight times the sum available for distribution to Common Stock holders, (iv) automatically convert after three years to one (1) common shares, and (v) not be subject to reverse stock splits and other changes to the common stock capital of the Company, (vi)convertible at the option of the holder after forty-five (45) days, (hereinafter, items (i) through (v) shall be referred to as the "Designation

3. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): X

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE SUPER PREFERRED STOCK OF

NORTHEAST AUTOMOTIVE HOLDINGS, INC.

Northeast Automotive Holdings, Inc., a Nevada Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on April 17, 2008 (i) authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 10,000,000 shares of Series A Convertible Super Preferred Stock of the Corporation, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") as amended, a series of Super Preferred Stock of the Corporation be, and it hereby is, created out of the 10,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series A Convertible Super Preferred Stock (the "Series A Super Preferred Stock"), to consist of 10,000,00 shares, par value $.0001 per share, which shall have the following preferences, powers, designations and other special rights;

1. Voting. Holders of the Series A Super Preferred Stock shall have thirty (30) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder's shares of Series A Super Preferred Stock are then convertible, as provided in Section 4, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

2. Dividends. The holders of Series A Super Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3. Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be

paid to the holders of common stock, eight times that sum available for distribution to common stock holders.

4. Automatic Conversion. Each share of Series A Super Preferred Stock will automatically convert after 3 years into one (1) shares of Common Stock.

4.1. Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc. In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be subdivided (split) or combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Series A Super Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Super Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event. An adjustment made pursuant to this Subsection 4.1 shall become effective immediately after effective date in the case of a subdivision or combination.

4.2. Conversion Notice. The Holder of a share of Series A Super Preferred Stock may exercise its conversion right after forty-five (45) days by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") (1) by facsimile to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent"), confirmed by a telephone call or (2) by overnight delivery service, with a copy by facsimile to the Corporation and to its counsel, as designated by the Corporation from time to time. The Holder must also surrender the certificate for the Series A Super Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

4.3. Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 4.2 and surrender of the Series A Super Preferred Stock certificate, the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series A Super Preferred Stock has been converted. In the alternative, if the Corporation's Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the "Conversion Date" shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series A Super Preferred Stock shall cease, and the person or persons in whose name or names any

certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

4.4. Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series A Super Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

4.6. No Reissuance of Series A Super Preferred Stock. Shares of Series A Super Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

5. Vote to Change the Terms of or Issue Series A Super Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Super Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Preferred Stock, or (ii) any issuance of additional shares of Series A Super Preferred Stock.

7. Notices. In case at any time:

(a) the Corporation shall offer for subscription *pro rata* to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b) there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Super Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with

clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

9. Record Owner. The Corporation may deem the person in whose name shares of Series A Super Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

10. Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Super Preferred Stock. Upon any transfer of shares of Series A Super Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

IN WITNESS WHEREOF, William Solko, Chairman and President of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations on April 17, 2008.

WILLIAM SOLKO

EXHIBIT A

NORTHEAST AUTOMOTIVE HOLDINGS, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Super Preferred Stock dated April 17, 2008 (the **"Certificate of Designations"**), of Northeast Automotive Holdings, Inc., a Nevada Corporation (the **"Corporation"**). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Super Preferred Stock, par value $0.0001 per share (the **"Preferred Shares"**) indicated below into shares of Common Stock, par value $0.0001 per share (the **"Common Stock"**), of the Corporation, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Please confirm the following information:

Number of shares of Common Stock to be issued: ______________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to: ______________________________

Facsimile Number: ______________________________

Authorization: ______________________________

By: ______________________________

Title: ______________________________

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program:

Account Number:
(if electronic book entry transfer): ______________________________

Transaction Code Number
(if electronic book entry transfer): ______________________________

Participant Code:

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT: